Exhibit 99.1
From:
Xponential, Inc.
6400 Atlantic Boulevard, Suite 190
Norcross, Georgia 30071
Company Contact: Robert W. Schleizer
678-720-0660
For Immediate Release
Xponential, Inc. Announces Voluntary Deregistration of Common Stock
     Norcross, Georgia, September 6, 2007: Xponential, Inc. (OTC Bulletin Board: XPOI) announced that on August 29, 2007 it filed a Form 15 with the Securities and Exchange Commission to voluntarily deregister its common stock, effective immediately. The Company is eligible to voluntarily deregister because it has fewer than 300 stockholders of record.
     Upon filing the Form 15, the Company’s obligations to file certain reports with the SEC, including Forms 10-KSB, 10-QSB, and 8-K, were immediately suspended. The Company expects that the deregistration of its common stock will become effective ninety days after the date of filing the Form 15 with the SEC.
     The Company’s common stock is no longer quoted on the Over-the-Counter Bulletin Board, and is now quoted on the Pink Sheets, an electronic quotation service for over-the-counter securities. The Pink Sheets is a provider of pricing and financial information for the over-the-counter securities markets. It is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, www.pinksheets.com. The Company intends to provide to the public information for market makers to be able to quote the Company’s common stock on the Pink Sheets, but the Company can give no assurances that any broker will make a market in the Company’s common stock.
     “The Board of Directors made this decision based on several factors, including the costs of preparing and filing periodic reports with the SEC; the elimination of the substantial legal, audit and other costs associated with being a reporting company; the limited nature and extent of current trading in the Company’s common stock; and the lack of analysts’ coverage and minimal liquidity for the Company’s common stock,” stated Jeffrey A. Cummer, Chief Executive Officer of Xponential, Inc.
     “Our Board of Directors determined that the increasing financial cost and commitment of management’s time to ongoing SEC reporting and complying with the many new regulations that have been adopted is not justified in our circumstances,” continued Mr. Cummer. “We believe that freeing up these resources will create value for our stockholders by allowing us to better execute tactical and strategic plans, and improve our long term financial strength.”
     This release may contain forward-looking statements about the business, financial condition and prospects of Xponential, Inc. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-

looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstance on which any such statement is based. Certain factors that may affect the Company’s future results are difficult to predict and many are beyond the control of the Company, but may include changes in regional, national or international economic conditions, the ability to maintain favorable banking relationships as it relates to short-term lending products, changes in governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, future business decisions, and other uncertainties.